     Earnings Release

JETBLUE ANNOUNCES SECOND QUARTER 2022 RESULTS
NEW YORK (October 25, 2022) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter of 2022:

•Reported GAAP diluted earnings per share of $0.18 in the third quarter of 2022 compared to diluted earnings per share of $0.63 in the third quarter of 2019. Adjusted diluted earnings per share was $0.21(1) in the third quarter of 2022 versus adjusted diluted earnings per share of $0.59(1) in the third quarter of 2019.
•GAAP pre-tax income of $105 million in the third quarter of 2022, compared to a pre-tax income of $254 million in the third quarter of 2019. Excluding one-time items, adjusted pre-tax income of $118 million(1) in the third quarter of 2022 versus adjusted pre-tax income of $239 million(1) in the third quarter of 2019.

Operational and Financial Highlights from the Second Quarter
•Capacity was (0.5%) year over three, compared to our guidance for capacity to be (0.5%) to 0.5% year over three.

•Revenue per available seat mile increased 23.4% year over three, compared to our guidance of an increase of 22% to 24%, year over three. Revenue was above the high-end of our initial outlook as strong leisure and visiting friends and relatives (VFR) demand trends continued through the quarter. Hurricanes Fiona and Ian were a net neutral impact to our unit revenues in the third quarter, as revenue was offset by reduced capacity.
•Operating expenses per available seat mile increased 32.4% year over three. Operating expenses per available seat mile, excluding fuel and special items (CASM ex-fuel)(1) increased 16.3%(1) year over three, compared to our guidance of a 15% to 17% increase year over three.
Balance Sheet and Liquidity

•As of September 30, 2022, JetBlue’s adjusted debt to capital ratio was 53%(1).

•JetBlue ended the third quarter of 2022 with approximately $2.3 billion in unrestricted cash, cash equivalents, short-term investments, and long-term marketable securities, or 28% of 2019 revenue.

•On October 21, 2022, JetBlue amended its revolving credit facility to increase the lending commitments by $50 million to a total of $600 million and extended the maturity date to October 21, 2024.

Fuel Expense and Hedging

•The realized fuel price in the third quarter 2022 was $3.84 per gallon, an 86% increase versus third quarter 2019 realized fuel price of $2.06.

•As of October 25, 2022, JetBlue has entered into forward fuel derivative contracts to hedge an estimated 27% of its fuel consumption for the fourth quarter of 2022. Based on the forward curve as of October 14, 2022, JetBlue expects an average all-in price per gallon of fuel of $3.65 in the fourth quarter of 2022, including hedges.

Unlocking Immense Consumer Benefits Through the Northeast Alliance

•The Northeast Alliance (NEA) continues to unlock consumer benefits by providing customers with more choice as a true third-competitor in the Northeast.

•NEA growth is outpacing overall domestic and international industry capacity growth. Consumers continue to benefit as the NEA is launching new destinations, adding flights to others, enhancing schedules, and allowing our Loyalty customers the ability to benefit from two different programs.

•Consumers further benefit as the NEA has stimulated a clear competitive response. The dominant and entrenched carriers in the Northeast have responded by matching the NEA’s new destinations as well as expanding their own service, boosting competition in the region.

Making Further Progress as an ESG Leader

•We recently announced an agreement with Air Company, a JetBlue Ventures investment, to purchase 25 million gallons of its Airmade sustainable aviation fuel (SAF) over five years targeting delivery starting in 2027. This agreement is an important step in helping us reach our goal of converting 10% of our total jet fuel usage to SAF by 2030.

•We also announced the appointment of Nik Mittal to JetBlue’s board of directors, whose deep expertise in financial strategy and sustainability will bring even more focus on ESG matters at the highest level of company leadership.

Enhancing our Business for the Long-Term

“For the third quarter, we reached an important milestone in our recovery as we generated our first quarterly adjusted profit since the start of the pandemic. Looking ahead, we expect our profitability to carry through to another solid quarter of mid-single-digit pre-tax margins in the fourth quarter, and we’ll look to expand on that further in 2023 as we continue to restore our earnings power,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“We continue to see a growing appetite for JetBlue’s unique customer value proposition of low fares and great service. With ample runway for growth ahead of us, we remain focused on execution and value creation for all our stakeholders.

I’m also pleased that last week Spirit shareholders overwhelmingly voted to approve our proposed acquisition. Together, we’ll build a truly national low-fare challenger to the dominant Big Four airlines and expand our compelling combination of award-winning service and low fares to more Customers across more destinations.”

Revenue and Capacity

“I’m proud of our team for their dedication in delivering the JetBlue experience to our customers through a very challenging summer and the most recent hurricanes. For the fourth quarter we expect capacity to be up 1% to 4% year over three, a modest sequential step-up versus the third quarter,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“Throughout the quarter, strong leisure and VFR demand trends carried through the peak summer and into the fall trough period. We see that continuing here in the fourth quarter, and we’re confident in the demand backdrop for the year-end holiday peaks. For the fourth quarter, we expect unit revenue to increase between 15% and 19% year over three.”

Financial Performance and Outlook

“I’m pleased with the team’s execution in delivering our first quarter of profitability since the pandemic, an important milestone for us. We exceeded our original revenue guidance, maintained controllable costs in-line with our initial outlook despite the impact from hurricanes, resulting in a solid pre-tax margin result,” said Ursula Hurley, JetBlue’s Chief Financial Officer.

“The hurricanes negatively impacted CASM ex-Fuel by roughly one point to CASM-ex in the third quarter with no impact to the fourth quarter. Given the continued fragile aviation ecosystem, we are taking a cautious approach to operational investments and more conservative planning assumptions that we put in place for the summer.

For the fourth quarter, we are forecasting CASM ex-Fuel(2) to increase 8.5% to 10.5% year over three. This represents a sequential improvement of approximately 7 points, driven by efficiencies as we scale capacity up as well as early progress on our recently announced structural cost program.

In the third quarter, we paid down $66 million dollars of debt, funded $260 million dollars in capital expenditures, and paid $25 million dollars related to the Spirit transaction. The favorable Spirit shareholder vote on October 19 also triggered the prepayment of approximately $272 million dollars in the fourth quarter under the terms of our merger agreement. Looking ahead, we remain focused on maintaining a healthy liquidity position.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, October 25, 2022 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com. The webcast replay and presentation materials will be archived on the company’s website.

For further details see the Third Quarter 2022 Earnings Presentation available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers to more than 100 destinations throughout the United States, Latin America, Caribbean, Canada and United Kingdom. For more information and the best fares, visit jetblue.com.

Notes
(1)    Non-GAAP financial measure; Note A provides a reconciliation of non-GAAP financial measures used in this release and explains the reasons management believes that presentation of these non-GAAP financial measure provides useful information to investors regarding JetBlue's financial condition and results of operations.

(2)    With respect to JetBlue’s CASM ex-fuel guidance, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort.

Forward-Looking Statements
This Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “expects,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “goals,” “targets” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the COVID-19 pandemic including existing and new variants, and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under various federal government support programs such as the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act, and the American Rescue Plan Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; the outcome of the lawsuit filed by the Department of Justice and certain state Attorneys General against us related to our Northeast Alliance entered into with American Airlines; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines’ financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; external geopolitical events and conditions; the occurrence of any event, change or other circumstances that could give rise to the right of JetBlue or Spirit Airlines, Inc. (“Spirit”) or both of them to terminate the Merger Agreement; failure to obtain applicable regulatory approval in a timely manner or otherwise and the potential financial consequences thereof; failure to satisfy other closing conditions to the transaction with Spirit; failure of the parties to consummate the transaction; JetBlue’s ability to finance the transaction with Spirit and the indebtedness JetBlue expects to incur in connection with the transaction; the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue; the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the transaction with Spirit; failure to realize anticipated benefits of the combined operations; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’ attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction with Spirit; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the transaction with Spirit; and ongoing and increase in costs related to IT network security. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Any outlook or forecasts in this document have been prepared without taking into account or consideration the transaction with Spirit.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this Earnings Release, could cause our results to differ materially from those expressed in the forward-looking statements. Further information concerning these and other factors is contained in JetBlue’s filings with the Securities and Exchange Commission, or SEC, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Earnings Release might not occur. Our forward-looking statements speak only as of the date of this Earnings Release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this Earnings Release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Percent Change		2022	2021	Percent Change
OPERATING REVENUES
Passenger	$2,415	$1,856	30.1		$6,319	3,913	61.5
Other	147	116	27.1		424	290	46.4
Total operating revenues	2,562	1,972	30.0		6,743	4,203	60.4

OPERATING EXPENSES
Aircraft fuel and related taxes	825	443	86.0		2,305	973	137.0
Salaries, wages and benefits	675	620	8.9		2,058	1,718	19.8
Landing fees and other rents	131	182	(27.9)		412	470	(12.5)
Depreciation and amortization	147	140	5.2		435	398	9.4
Aircraft rent	30	25	20.7		83	76	10.0
Sales and marketing	81	60	35.4		216	130	66.6
Maintenance, materials and repairs	178	205	(13.0)		492	472	4.0
Other operating expenses	343	297	15.4		1,026	768	33.5
Special items	13	(186)	(106.8)		57	(841)	106.8
Total operating expenses	2,423	1,786	35.7		7,084	4,164	70.1

OPERATING INCOME	139	186	(25.4)		(341)	39	(970.2)

Operating margin	5.4%	9.4%	(4.0)	pts.	-5.1%	0.9%	(6.0)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(44)	(42)	5.0		(121)	(153)	(21.3)
Interest income	11	3	321.7		24	9	164.1
Gain on investments, net	—	54	(100.7)		(4)	54	(107.9)
Other	(1)	(11)	(90.7)		(1)	(49)	(97.7)
Total other income (expense)	(34)	4	944.7		(102)	(139)	26.4

INCOME BEFORE INCOME TAXES	105	190	(44.6)		(443)	(100)	343.7

Pre-tax margin	4.1%	9.6%	(5.5)	pts.	-6.6%	-2.4%	(4.2)	pts.

Income tax (benefit) expense	48	60	(20.3)		(57)	(47)	23.8

NET INCOME (LOSS)	$57	$130	(55.9)		$(386)	(53)	623.0

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.18	$0.41			$(1.20)	$(0.17)
Diluted	$0.18	$0.40			$(1.20)	$(0.17)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	323.9	318.0			322.5	317.3
Diluted	325.0	321.3			322.5	317.3

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three months ended September 30,				Nine Months Ended September 30,
	2022	2021	Percent Change		2022	2021	Percent Change
Revenue passengers (thousands)	10,502	9,075	15.7		29,075	21,476	35.4
Revenue passenger miles (RPMs) (millions)	13,963	12,913	8.1		38,857	29,524	31.6
Available seat miles (ASMs) (millions)	16,217	16,168	0.3		48,005	38,902	23.4
Load factor	86.1%	79.9%	6.2	pts.	80.9%	75.9%	5.0	pts.
Aircraft utilization (hours per day)	10.1	10.1	—		10.1	8.3	21.7

Average fare	$229.95	$204.50	12.4		$217.34	$182.22	19.3
Yield per passenger mile (cents)	17.30	14.37	20.4		16.26	13.26	22.7
Passenger revenue per ASM (cents)	14.89	11.48	29.7		13.17	10.06	30.9
Revenue per ASM (cents)	15.80	12.20	29.6		14.05	10.80	30.0
Operating expense per ASM (cents)	14.94	11.04	35.3		14.76	10.70	37.9
Operating expense per ASM, excluding fuel (cents)(1)	9.69	9.39	3.2		9.78	10.29	(5.0)

Departures	84,805	76,918	10.3		246,653	188,220	31.0
Average stage length (miles)	1,191	1,320	(9.8)		1,218	1,293	(5.8)
Average number of operating aircraft during period	286	276	3.7		284	270	5.0
Average fuel cost per gallon, including fuel taxes	$3.84	$2.08	84.0		$3.68	$1.94	89.4
Fuel gallons consumed (millions)	215	213	1.1		626	501	25.1
Average number of full-time equivalent crewmembers					20,013	16,088	24.4

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	September 30,	December 31,
	2022	2021
	(unaudited)
Cash and cash equivalents	$1,401	$2,018
Total investment securities	867	863
Total assets	13,330	13,642
Total debt	3,759	4,006
Stockholders' equity	3,507	3,849

Note A - Non-GAAP Financial Measures
JetBlue uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM ex-fuel”)
Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure.

For the three and nine months ended September 30, 2022, special items include an impairment on our E190 fleet, the ALPA ratification bonus, expenses related to our takeover bid of Spirit airlines, and expenses related to implementation of our flight attendants' collective bargaining agreement.

Special items for the three and nine months ended September 30, 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.

We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

With respect to JetBlue’s CASM ex-fuel guidance, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2019		2022		2019
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$2,423	$14.94	$1,839	$11.29	$7,084	$14.76	$5,490	$11.50
Less:
Aircraft fuel and related taxes	825	5.08	471	2.89	2,305	4.80	1,392	2.92
Other non-airline expenses	14	0.09	10	0.07	29	0.06	32	0.07
Special items	13	0.08	—	—	57	0.12	14	0.03
Operating expenses, excluding fuel	$1,571	$9.69	$1,358	$8.33	$4,693	$9.78	$4,052	$8.48
Operating expense, (loss) income before taxes, net (loss) income and (loss) earnings per share, excluding special items and net gain on investments

For the three and nine months ended September 30, 2022, special items include an impairment on our E190 fleet as well as retirement costs related to our E190 fleet, an ALPA ratification bonus and associated payroll taxes, expenses related to our takeover bid of Spirit airlines, and expenses related to implementation of our flight attendants' collective bargaining agreement.

Special items for the three and six months ended September 30, 2019 include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.

Mark-to-market and certain gains and losses on our investments were also excluded from our 2022 GAAP results.

We believe the impact of these items distort our overall trends and that our metrics are more comparable with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, (LOSS) INCOME BEFORE TAXES, NET (LOSS) INCOME AND (LOSS) EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS AND NET GAIN (LOSS) ON INVESTMENTS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2019	2022	2019
Total operating revenues	$2,562	$2,086	$6,743	$6,063

Total operating expenses	$2,423	$1,839	$7,084	$5,490
Less: Special items	13	—	57	14
Total operating expenses excluding special items	$2,410	$1,839	$7,027	$5,476

Operating (loss) income	$139	$247	$(341)	$573
Add back: Special items	13	—	57	14
Operating (loss) income excluding special items	$152	$247	$(284)	$587

Operating margin excluding special items	5.9%	11.8%	(4.2)%	9.7%

(Loss) income before income taxes	$105	$254	$(443)	$548
Add back: Special items	13	—	57	14
Less: Net gain (loss) on investments	$—	15	$(4)	15
(Loss) income before income taxes excluding special items and net gain (loss) on investments	$118	$239	$(382)	$547

Pre-tax margin excluding special items and net gain (loss) on investments	4.6%	11.4%	(5.7)%	9.4%

Net (loss) income	$57	$187	$(386)	$408
Add back: Special items	13	—	57	14
Less: Income tax (expense) benefit related to special items	1	—	7	3
Less: Net gain (loss) on investments	—	15	$(4)	15
Less: Income tax (expense) benefit related to net gain (loss) on investment	—	(4)	$—	(4)
Net (loss) income excluding special items and net gain (loss) on investments	$69	$176	$(332)	$408

(Loss) earnings per common share:
Basic	$0.18	$0.63	$(1.20)	$1.36
Add back: Special items, net of tax	0.03	—	0.16	0.03
Less: Net gain (loss) on investments, net of tax	$—	0.04	$(0.01)	0.04
Basic excluding special items and net gain (loss) on investments	$0.21	$0.59	$(1.03)	$1.35

Diluted	$0.18	$0.63	$(1.20)	$1.35
Add back: Special items, net of tax	0.03	—	0.16	0.03
Less: Net gain on investment, net of tax	$—	0.04	$(0.01)	0.03
Diluted excluding special items	$0.21	$0.59	$(1.03)	$1.35
Adjusted debt to capitalization ratio

Adjusted debt to capitalization ratio is a non-GAAP financial metric which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt.

NON-GAAP FINANCIAL MEASURE
ADJUSTED DEBT TO CAPITALIZATION RATIO
(in millions) (unaudited)

	September 30, 2022	December 31, 2021
	(unaudited)
Long-term debt and finance leases	$3,235	$3,651
Current maturities of long-term debt and finance leases	524	355
Operating lease liabilities - aircraft	216	256
Adjusted debt	$3,975	$4,262

Long-term debt and finance leases	$3,235	$3,652
Current maturities of long-term debt and finance leases	524	355
Operating lease liabilities - aircraft	216	256
Stockholders' equity	3,507	3,849
Adjusted capitalization	$7,482	$8,111

Adjusted debt to capitalization ratio	53%	53%

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com